Exhibit 99.1

PFSweb Appoints Jim Butler as Executive Vice President, General Manager of LiveArea

ALLEN, Texas - June 11, 2019 - PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, has appointed industry veteran Jim Butler as executive vice president and general manager of its LiveArea business unit, effective June 11, 2019.

Butler has more than 20 years of experience in technology and digital consulting, most recently serving as president of the connected communities consulting practice at Intersection, a company focused on bridging the digital and physical worlds to improve the experience of public places through technology. While at Intersection, Butler revived the consulting practice by introducing new operational procedures, implementing a new sales and account management approach and developing intellectual property to differentiate the company in the smart cities, mixed-use development space.

Prior to Intersection, Butler was president of Isobar, a full-service global digital consulting agency. During his tenure at Isobar, Butler was instrumental in helping grow the business through adding differentiating capabilities, actively selling and executing digital transformation strategies for key clients, along with implementing initiatives to improve company culture and employee utilization. He was also a member of the global Isobar executive team, the Dentsu Aegis Network global leadership team and the Adobe Partner advisory board.

“Jim’s leadership and expertise in digital consulting will be a strong asset to our executive team as we further enhance LiveArea’s go-to-market strategy and sales approach to accelerate growth,” said Mike Willoughby, CEO of PFSweb. “We look forward to leveraging Jim’s extensive background in digital transformation strategies to expand LiveArea’s addressable market and build upon our sales pipeline.”

Butler commented on his appointment: “LiveArea has created a truly unique platform for brands and retailers to provide their customers with innovative and differentiated shopping experiences. I look forward to utilizing my background, experience and relationships to support the company’s growth strategy.”

About PFSweb, Inc.
PFSweb (NASDAQ:PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units - LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services - they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Ralph Lauren, PANDORA, ASICS, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Investor Relations:
Sean Mansouri, CFA or Scott Liolios
Gateway Investor Relations
(949) 574-3860
PFSW@gatewayir.com